Exhibit 99.1

Subject Line:  Peapack-Gladstone Financial Corporation to Acquire Lassus Wherley & Associates, P.C.

Bedminster, New Jersey – June 29, 2018 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:  PGC), parent company of Peapack-Gladstone Bank (the “Bank”), announced today that it has entered into an agreement to acquire New Providence, NJ-based Lassus Wherley & Associates, P.C. (“Lassus Wherley”). The Company anticipates that the purchase will be immediately accretive to earnings.  The transaction is expected to close in the third quarter of 2018, subject to the receipt of regulatory approval and other customary closing conditions, and is expected to increase assets under management and/or administration (“AUA”) by over $500 million.

Established in 1985, Lassus Wherley, is a fee-only wealth management firm headquartered in New Providence with an additional location in Bonita Springs, Florida.  The firm has expertise in financial planning, investment management, tax preparation, trust services, and family office support. They assist individuals, couples, families, pension and profit sharing plans, trusts, estates, and charitable organizations in identifying their needs, desires, and goals. Using a team approach, developed over more than 30 years, they have helped hundreds of clients build secure financial futures.

“Lassus Wherley believes in providing clients with peace of mind. They believe in integrity, transparency and building solid relationships,” said John P. Babcock, President of Peapack Private Wealth Management.  He continued, “We continue to look for talented firms, that are like-minded and built on the foundation of providing advice-led solutions, and doing the right thing. We are looking forward to introducing Lassus Wherley as a valuable part of the Peapack Private brand.”

“We are very excited to be joining the private wealth management division of Peapack-Gladstone Bank. We share a reputation and culture of integrity and enormous concern for clients and employees. This partnership will allow us to continue to focus on expanding services to clients while continuing to do what we do well,” said Diahann W. Lassus, President of Lassus Wherley.

The private wealth management division of Peapack-Gladstone Bank, Peapack Private, is one of the largest trust company and asset managers in New Jersey, with a market value of approximately $5.6 billion of AUA at March 31, 2018.  The Lassus Wherley transaction is the fourth in as many years.  Along with the 2015 acquisition of Wealth Management Consultants and the 2017 acquisitions of Murphy Capital Management and Quadrant Capital Management, the expected purchase of Lassus Wherley provides an additional opportunity for Peapack-Gladstone Bank to expand its wealth management capabilities and increase its presence in the New Jersey and Tri-State region.

Park Sutton Advisors LLC served as exclusive financial advisor to Peapack-Gladstone Bank on this transaction.

About the Company

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.34 billion as of March 31, 2018.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy.  Through its private banking and wealth management locations in Bedminster, Gladstone, Fairfield, Morristown, Princeton and Teaneck, and a trust office in Greenville, DE, Peapack-Gladstone Bank offers an unparalleled commitment to client service through its private wealth management, commercial private banking, retail private banking and residential lending divisions, along with its online platforms.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•	inability to realize expected revenue synergies from our wealth acquisitions in the amounts or the timeframe anticipated;
•	inability to retain customers and employees from our wealth acquisitions;
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inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2018 and beyond;
•	inability to manage and/or fund our growth;
•	inability to successfully integrate our expanded employee base;
•	unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	an unexpected decline in real estate values within our market areas;
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legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2017. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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Contact:  Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.